Exhibit 10.18

Knox Lawrence International, LLC 445 Park Avenue 20th Floor New York, New York 10022 Tel 212 792-0920 Fax 212 792-0958

June 1st, 2006

PRIVATE AND CONFIDENTIAL

Consonus Acquisition Corp.
180 East 100 South

Salt Lake City, UT

84111

Attention:          Rob Muir, Chief Financial Officer

Dear Sirs:

Re:        STI Merger Advisory Agreement

Knox Lawrence International (“KLI”) understands that Consonus Acquisition Corp. (the “Corporation”), its portfolio company, is currently contemplating a Proposed Merger Transaction (“the Merger”) with Strategic Technologies Inc. (“STI”), a North Carolina based data center infrastructure services and solutions company. The said merger is the result of strategic alternatives considered by the Corporation. The purpose of this letter agreement is to set forth our mutual understanding of the terms of KLI’s engagement by the Corporation.

1.                                  Transaction Advisory Services

1.1                       KLI will render financial advisory services that are typical for an engagement of this type. It is contemplated that KLI may assist the Corporation in the following manner:

(a)                              assisting the Corporation in analyzing STI from a financial perspective;

(b)                             assisting the Corporation in reviewing the data room material and otherwise assisting in the due diligence process;

(c)                              assisting and advising the Corporation with respect to negotiating the form, structure, terms and price of the Proposed Merger Transaction;

(d)                             providing the Corporation with analysis and advice as to the financial implications of the Proposed Merger Transaction;

(e)                              together with the Corporation’s counsel, assisting in negotiating documentation necessary to complete the Proposed Merger Transaction;

(f)                                providing such other financial advisory services as the Corporation and KLI agree are appropriate in the circumstances.

1.2                       In carrying out its responsabilities hereunder, KLI will necessarily rely on information prepared or provided by the Corporation and other sources believed by KLI to be reliable and will apply reasonable standards of diligence to any work performed hereunder in the nature of an assessment or review of the data or other information.

2.                                 Fees

2.1                         As consideration for KLI acting as the Corporation’s financial advisor and exclusive agent hereunder, the Corporation agrees to pay KLI a financial advisor fee in an amount equal to two (2%) per cent of the equity value amountable to Consonus in the Merger. The financial advisor fee shall be due upon the closing of the Merger.

3.                                 Use of KLI’ Advice

3.1                            The Corporation acknowledges and agrees that all written and oral opinions, advice, analysis and materials provided by KLI in connection with its engagement hereunder are intended solely for the benefit of the Corporation and the Corporation’s internal use only in considering the Proposed Merger Transaction and the Corporation covenants and agrees that no such opinions, advice or materials shall be used for any other purpose whatsoever or reproduced, disseminated, quoted from or referred to in whole or in part at any time, in any manner or for any purpose, without the prior written consent of KLI in each specific instance.

4.                                 Indemnification

4.1                            The Corporation shall indemnify and hold harmless KLI, its affiliates and the respective officers, directors, employees, shareholders and agents thereof against all losses, claims, actions, damages, liabilities and expenses (including, without limitation, expenses of investigation and defending any claims or litigation as the same are incurred), related to or arising out of KLI’s engagement hereunder or the transactions contemplated hereby provided, however, that the Corporation will not be responsible for any such losses, claims, actions, damages, liabilities or expenses to the extent they arise from actions resulting from the negligence of KLI.

5.                                 Confidentiality

5.1                            Subject to the terms hereof, KLI agrees to keep confidential information received pursuant to this engagement in strict confidence, and to use such information only in the course of and for the purpose of performing this engagement.

6.                                 Successors and Assigns

6.1                            This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns provided that no party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other.

7.                                 Miscellaneous

7.1                            This agreement shall be governed by and construed in accordance with the laws of the state of New York and the laws of the United States applicable therein.

7.2                            This agreement constitutes the entire agreement among KLI and the Corporation and may only be amended by agreement in writing.

7.3                            If one or more provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not effect any other provision of this letter agreement, but this agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

7.4                            The parties hereby acknowledge that they have expressly required this Agreement and all other documents required or permitted to be given or entered into pursuant hereto to be drawn up in the English language only.

7.5                            This agreement may be delivered by facsimile and may be signed in one or more counterparts each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

7.6                            The term of this agreement shall be the sooner of (i) the closing of the Merger; or (ii) June 1st, 2008.

If this letter accurately reflects your understanding of the terms of the proposed transaction, please execute this letter where indicated below and return a copy of the same (personally, or by facsimile and courier) to Knox Lawrence, 445 Park Avenue, 20th Floor, New York, NY 10022, Attention: Johnson Kachidza, facsimile number (212) 792-0958.

Yours very truly,

KNOX LAWRENCE INTERNATIONAL, LLC

Per:	/s/ Johnson Kachidza
Name: Johnson Kachidza
Title: Managing Principal

The foregoing accurately reflects the terms of the engagement which we are to enter into and such terms are agreed to as of the date first written above.

CONSONUS ACQUISITION CORP.

Per:	/s/ Rob Muir
Name: Rob Muir
Title: Chief Financial Officer